CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Medium-Term Notes, Series A	$13,274,000	$740.69

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

November 2009 Pricing Supplement No. 11 Registration Statement No. 333-145845 Dated November 6, 2009 Filed pursuant to Rule 424 (b) (2)

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

RevConsSM
Based on the Common Stock of General Electric Company due May 12, 2010

Reverse Convertible Securities

RevCons offer a short-term, enhanced yield strategy that pays a periodic, above-market, fixed rate coupon (per annum) in return for the risk that the RevCons will redeem for shares of the underlying stock of a specific underlying company (or, at our option, the cash value thereof) at maturity if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock trades at or below the trigger price on any trading day from but excluding the pricing date to and including the determination date. In such circumstances, the value of these shares will be less than the value of the investor’s initial investment and may be zero. Alternatively, if the underlying stock never trades at or below the trigger price, the RevCons will return the stated principal amount at maturity. The coupon is paid regardless of the performance of the underlying stock. The investor has no opportunity to participate in any upside of the underlying stock. RevCons are not principal protected. The RevCons are senior unsecured obligations of Barclays Bank PLC, and all payments on the RevCons are subject to the credit risk of Barclays Bank PLC.

FINAL TERMS
Issuer:	Barclays Bank PLC
Aggregate principal amount:	$13,274,000
Stated principal amount:	$1,000 per RevCons
Issue price:	$1,000 per RevCons (see “Commissions and Issue Price” below)
Maturity date:	May 12, 2010
Payment at maturity:

Either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has declined to or below the specified trigger price on any scheduled trading day from but excluding the pricing date to and including the determination date, (x) a number of shares of the underlying stock equal to the exchange ratio or (y) at our option, the cash value of those shares as of the determination date.

Trigger event:	Closing price trigger event
Exchange ratio:	The stated principal amount divided by the initial share price.
Trigger level:	75%.
Initial share price:	$15.33, the closing price of the underlying stock on the pricing date.
Determination date:

May 7, 2010 (three business days before the maturity date) (or if such day is not a scheduled trading day, the next succeeding scheduled trading day and subject to adjustment for certain market disruption events).

Postponement of maturity date:

If the determination date is postponed due to a market disruption event or otherwise, the maturity date will be postponed so that the maturity date will be the second business day following the determination date as postponed.

Trigger price:	The trigger price is equal to the product of the trigger level times the initial share price.
Coupon:	10.60%. Payable monthly at the specified interest rate calculated on a 30/360 basis beginning December 11, 2009.
Pricing date:	November 6, 2009 (or if such day is not a scheduled trading day, the next succeeding scheduled trading day).
Original issue date:	November 12, 2009
Listing:	The RevCons will not be listed on any securities exchange.
CUSIP:	06739JP98
ISIN:	US06739JP980
Selected dealer:	Morgan Stanley Smith Barney LLC (“MSSB”)

Commissions and Issue Price:	Price to Public[1]	Agent’s Commissions(1)(2)	Proceeds to Company
Per RevCons	$1,000	$20	$980
Total	$13,274,000	$265,480	$13,008,520

(1)

The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of RevCons purchased by that investor. The lowest price payable by an investor is $995.00 per RevCons. Please see “Syndicate Information” on page 7 for further details.

(2) For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.

THE REVCONS INVOLVE RISKS NOT ASSOCIATED WITH AN INVESTMENT IN ORDINARY DEBT SECURITIES. SEE “RISK FACTORS” BEGINNING ON PAGE 10.
YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW BEFORE YOU MAKE AN INVESTMENT DECISION.

Prospectus Supplement dated September 14, 2009 and
Prospectus dated February 10, 2009

We may use this pricing supplement in the initial sale of the RevCons. In addition, Barclays Capital Inc. or any of our affiliates may use this pricing supplement in market resale transactions in any RevCons after the initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the RevCons or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley Smith Barney LLC	Barclays Capital Inc.

RevConsSM
Based on the Common Stock of General Electric Company due May 12, 2010

Additional Terms of the RevCons

You should read this pricing supplement together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated September 14, 2009 relating to our Medium-Term Notes, Series A, of which these RevCons are a part. This pricing supplement, together with the documents listed below, contain the terms of the RevCons and supersede all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement as the RevCons involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the RevCons.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated February 10, 2009:
http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

▪	Prospectus supplement dated September 14, 2009:
http://www.sec.gov/Archives/edgar/data/312070/000119312509190954/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The RevCons constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. In addition the RevCons will not be guaranteed by the Federal Deposit Insurance Corporation under the FDIC’s temporary liquidity guarantee program.

In connection with this offering, Morgan Stanley Smith Barney LLC is acting in its capacity as a selected dealer.

November 2009	Page 2

RevConsSM
Based on the Common Stock of General Electric Company due May 12, 2010

Fact Sheet

The RevCons offered are senior unsecured debt obligations of Barclays Bank PLC, will pay a coupon at the interest rate per annum specified below and will have the terms described in the prospectus supplement and the prospectus, as supplemented or modified by this pricing supplement. At maturity the RevCons will pay either (i) an amount of cash equal to the stated principal amount of the RevCons, or (ii) if the closing price of the underlying stock for the RevCons on the determination date is less than the initial share price and the closing price of the underlying stock has decreased to or below the specified trigger price on any day over the term of the RevCons, a number of shares of underlying stock worth less than the stated principal amount of the RevCons, or, at our option, the cash value of those shares as of the determination date. The RevCons do not guarantee any return of principal at maturity. The RevCons are senior unsecured notes issued by Barclays Bank PLC. All payments on the RevCons are subject to the credit risk of Barclays Bank PLC.

“RevCons” is a service mark of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
November 6, 2009 (or if such day is not a scheduled trading day, the next succeeding scheduled trading day).	November 12, 2009	May 12, 2010

Key Terms
Issuer:	Barclays Bank PLC
Aggregate principal amount:	$13,274,000
Issue price:	$1,000 per RevCons (see “Syndicate Information” on page 7)
Stated principal amount:	$1,000 per RevCons
Denominations:	$1,000 and integral multiples thereof
Payment at maturity:

Either (i) the stated principal amount of $1,000 or (ii) if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has declined to or below the specified trigger price on any trading day from but excluding the pricing date to, and including, the determination date, (x) a number of shares of the underlying stock equal to the exchange ratio or (y) at our option, the cash value of those shares as of the determination date.

Trigger event:	Closing price trigger event
Exchange ratio:	The stated principal amount divided by the initial share price.
Exchange factor:

Initially equal to 1.0, but will be adjusted to reflect certain corporate events affecting the underlying stock. The closing price of the underlying stock and the exchange ratio will be adjusted by the exchange factor.

Trigger level:	75%.
Trigger price:	$11.498, which is the product of the trigger level times the initial share price.
Determination date:

May 7, 2010, (three business days before the maturity date) (or if such day is not a scheduled trading day, the next succeeding scheduled trading day and subject to adjustment for certain market disruption events.)

Coupon:	10.60%. Payable monthly at the specified interest rate calculated on a 30/360 basis beginning December 11, 2009.
Initial share price:	$15.33, the closing price of the underlying stock on the pricing date.
Underlying stock:	General Electric Company common stock.
Postponement of maturity date:

If the determination date is postponed due to a market disruption event or otherwise, the maturity date will be postponed so that the maturity date will be the second business day following the determination date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 10

November 2009	Page 3

RevConsSM
Based on the Common Stock of General Electric Company due May 12, 2010

General Information
Listing:	The RevCons will not be listed on any securities exchange.
CUSIP:	06739JP98
ISIN:	US06739JP980
Tax considerations:

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of RevCons. The U.S. federal income tax consequences of an investment in the RevCons are uncertain. There is no direct legal authority as to the proper tax treatment of the RevCons, and the issuer’s counsel has not rendered an opinion as to their proper treatment for U.S. federal income tax purposes. Pursuant to the terms of the RevCons and subject to the discussion in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations,” you agree with the issuer to treat a RevCons, under current law, as a unit consisting of (i) a put right written by you to the issuer, that if exercised, requires you to pay the issuer an amount equal to the deposit (as described below) in exchange for the underlying shares (and cash in lieu of fractional shares), or at the issuer’s option, the cash value of the underlying shares and (ii) a deposit with the issuer of a fixed amount of cash to secure your obligation under the put right. However, other reasonable approaches are possible. Assuming the characterization of the RevCons as set forth above is respected, the issuer has determined that the yield on the deposit is 0.67% per annum, and the remainder of the coupons on the RevCons is attributable to the put premium, as described in the section of the accompanying prospectus supplement called “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options.” Because the term of the RevCons is less than one year, the issuer intends to treat the deposits as “short-term debt instruments” for U.S. federal income tax purposes. Please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term Obligations” in the accompanying prospectus supplement for certain U.S. federal income tax considerations applicable to short-term obligations.

Please read the discussion under “Risk Factors—Structure Specific Risk Factors” in this pricing supplement and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the RevCons.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not entirely clear whether the RevCons would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the RevCons, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the RevCons are the character and timing of income or loss (including whether the put premium should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Non-U.S. holders should note that we currently do not intend to withhold on any payments made with respect to the RevCons to non-U.S. holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding). However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the RevCons to non-U.S. holders, and we will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and non-U.S. investors considering an investment in the RevCons should read the discussion under “Risk Factors—Structure Specific Risk Factors” in this pricing supplement and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the RevCons, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

November 2009	Page 4

RevConsSM
Based on the Common Stock of General Electric Company due May 12, 2010

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:

The net proceeds we receive from the sale of the RevCons will be used for general corporate purposes and, in part, in connection with hedging our obligations under the RevCons through one or more of our subsidiaries.

On, or prior to, the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the RevCons by taking positions in the underlying stock, in options contracts on the underlying stock listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could increase the price of the underlying stock, and, accordingly, potentially increase the initial share price and the trigger price of the RevCons, and, therefore, the price at which the underlying stock must close over the term of the RevCons, and on the determination date, in order for you to receive for each RevCons at maturity the stated principal amount of the RevCons. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-109 in the accompanying prospectus supplement.
Contact:

Morgan Stanley Smith Barney LLC (“MSSB”) clients may contact their MSSB sales representative or MSSB’s principal executive offices at 2000 Westchester Avenue, Purchase, New York 10577 (telephone number 800-869-3326). A copy of each of these documents may be obtained from Barclays Bank PLC or their agent Barclays Capital, at 1-888-227-2275 (Extension 1101) or 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Syndicate Information
Issue price of the RevCons	Selling concession	Principal amount of RevCons for any single investor
$1,000.00	$20.00	<$1MM
$997.50	$17.50	>$1MM and <$3MM
$996.25	$16.25	>$3MM and <$5MM
$995.00	$15.00	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the RevCons distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the RevCons. We encourage you to read the accompanying prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

November 2009	Page 5

RevConsSM
Based on the Common Stock of General Electric Company due May 12, 2010

How RevCons Work

The following payment scenarios illustrate the potential returns on the RevCons at maturity.

Payment Scenario 1

The closing price of the underlying stock never falls to or below the trigger price on any scheduled trading day during the term of the RevCons, and you receive the monthly coupon until maturity with a full return of principal at maturity. You will not participate in any appreciation of the underlying stock, even if the closing price of the underlying stock is above the initial share price on the determination date.

Payment Scenario 2

The closing price of the underlying stock falls to or below the trigger price on any scheduled trading day during the term of the RevCons and the closing price is at a level below the initial share price on the determination date, in which case, at maturity, the RevCons redeem for the underlying stock (or, at our option, the cash value of the underlying stock) worth substantially less than the stated principal amount of the RevCons based on the closing price of the underlying stock on the determination date. You will still receive the monthly coupon until maturity if this occurs.

Hypothetical Payments on the RevCons

The following examples illustrate the payment at maturity on the RevCons (assuming a six-month term) for a range of hypothetical closing prices for the underlying stock on the determination date, depending on whether the closing price of the underlying stock on the determination date is less than the initial share price and whether, on any scheduled trading day during the term of the RevCons, the closing price of the underlying stock has or has not decreased to or below the hypothetical trigger price.

The hypothetical examples are based on the following hypothetical values and assumptions:

▪	Stated principal amount (per RevCons):	$1,000

▪	Initial share price:	$100 (the hypothetical closing price of one share of the underlying stock on the pricing date)

▪	Exchange ratio:	10 (the $1,000 stated principal amount per RevCons divided by the hypothetical initial share price)

▪	Trigger price:	$75 (75% of the hypothetical initial share price)

▪	Coupon per annum:	10.60%

▪	Investor purchases $1,000 principal amount of RevCons on the pricing date at the issue price and holds the RevCons to maturity.

▪	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the RevCons.

November 2009	Page 6

RevConsSM
Based on the Common Stock of General Electric Company due May 12, 2010

TABLE 1: At maturity, unless the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has decreased to or below the trigger price on any trading day from, but excluding, the pricing date to, and including, the determination date, your payment at maturity per RevCons will equal the stated principal amount of the RevCons in cash. This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (assuming a six-month term) on a $1,000 investment in the RevCons on the basis that the closing price of the underlying stock has not decreased to or below the hypothetical trigger price of $75.00 on any scheduled trading day during the term of the RevCons.

Hypothetical underlying stock closing price on determination date	Value of cash delivery amount at maturity per RevCons	Total monthly coupon payments per RevCons	Value of total payment per RevCons
$76	$1,000	$53.00	$1,053.00
$80	$1,000	$53.00	$1,053.00
$90	$1,000	$53.00	$1,053.00
$100	$1,000	$53.00	$1,053.00
$120	$1,000	$53.00	$1,053.00
$140	$1,000	$53.00	$1,053.00

TABLE 2: This table represents the hypothetical payment at maturity and the total payment over the term of the RevCons (assuming a six-month term) on a $1,000 investment in the RevCons if the closing price of the underlying stock has decreased to or below the hypothetical trigger price of $75.00 on any scheduled trading day from, but excluding, the pricing date to and including the determination date. In each of these examples, where the closing price of the underlying stock on the determination date is less than the initial share price, the payment at maturity would be made by delivery of shares of the underlying stock, or, at our option, the cash value of those shares as of the determination date. In each of these examples, where the closing price on the determination date is at or above the initial share price, the payment at maturity will equal the stated principal amount in cash.

Hypothetical underlying stock closing price on determination date	Value of shares of underlying stock or cash delivered at maturity per RevCons	Total monthly coupon payments per RevCons	Value of total payment per RevCons
$0.00	$0.00	$53.00	$53.00
$25.00	$250.00	$53.00	$303.00
$50.00	$500.00	$53.00	$553.00
$75.00	$750.00	$53.00	$803.00
$95.00	$950.00	$53.00	$963.00
$100.00	$1,000.00	$53.00	$1,053.00
$125.00	$1,000.00	$53.00	$1,053.00
$150.00	$1,000.00	$53.00	$1,053.00

Because the closing price of the underlying stock may be subject to significant fluctuation over the term of the RevCons, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity. The examples of the hypothetical payout calculations above are intended to illustrate how the amount payable to you at maturity will depend both on (a) whether the closing price of the underlying stock falls to or below the specified trigger price on any scheduled trading day from, but excluding, the pricing date to and including the determination date and (b) the closing price of the underlying stock on the determination date.

November 2009	Page 7

RevConsSM
Based on the Common Stock of General Electric Company due May 12, 2010

Risk Factors

The RevCons offered by this pricing supplement are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the RevCons. Accordingly, investors should consult their own financial and legal advisers as to the risks entailed by an investment in the RevCons and the suitability of the RevCons in light of an investor’s particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the RevCons. For a complete list of risk factors, please see the accompanying prospectus supplement and the accompanying prospectus.

Structure Specific Risk Factors

▪

You may not receive a return of principal. The payment to investors at maturity will either be (i) cash equal to the stated principal amount of the RevCons or (ii) if the closing price of the underlying stock on the determination date is less than the initial share price and the closing price of the underlying stock has decreased to or below the specified trigger price on any scheduled trading day over the term of the RevCons, a number of shares of the underlying stock, or, at our option, the cash value of those shares as of the determination date. If investors receive shares of the underlying stock at maturity in exchange for the RevCons, or the cash value of those shares, the value of those shares or the cash will be less than the stated principal amount of the RevCons and could be zero.

▪

Investors will not participate in any appreciation in the value of the underlying stock. Investors will not participate in any appreciation in the price of the underlying stock, and the return on the RevCons will be limited to the interest payable on the RevCons.

▪

Market price influenced by many unpredictable factors. Several factors will influence the value of the RevCons in the secondary market. Although the issuer expects that generally the closing price of the underlying stock on any day will affect the value of the RevCons more than any other single factor, other factors that may influence the value of the RevCons include: whether the closing price of the underlying stock has decreased to or below the specified trigger price on any trading day, the volatility and dividend rate on the underlying stock, geopolitical conditions and economic, financial, political, regulatory or judicial events, interest and yield rates in the market, the time remaining to the maturity of the RevCons, any actual or anticipated changes in our credit ratings or credit spreads, and the occurrence of certain events affecting the underlying stock that may or may not require an adjustment to the exchange ratio.

▪

Market price influenced by inclusion of commissions and projected profit from hedging activities. The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC is willing to purchase the RevCons in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the RevCons, as well as the projected profit included in the cost of hedging the issuer’s obligations under the RevCons.

▪

Maturity date of the RevCons may be accelerated. The maturity of each specific RevCons will be accelerated if, among other things, (i) the closing price of the underlying stock for the RevCons (as adjusted for certain corporate events) on any two consecutive trading days is less than $2.00 (a “price event acceleration”) or (ii) there is an event of default with respect to the RevCons. The amount payable to the investor may differ depending on the reason for the acceleration and may be substantially less than the stated principal amount of the RevCons. For details of the price event acceleration, please see “Price Event Acceleration” in this pricing supplement.

▪

No shareholder rights. Investing in the RevCons is not equivalent to investing in the underlying stock. Investors in the RevCons will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stock.

November 2009	Page 8

RevConsSM
Based on the Common Stock of General Electric Company due May 12, 2010

▪

The RevCons may become exchangeable into the common stock of a company other than the underlying stock for the RevCons. Following certain corporate events relating to the underlying stock, you may receive at maturity the common stock of a successor corporation to the underlying stock. The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the RevCons.

▪

Antidilution adjustments. Although the calculation agent will adjust the amount payable at maturity for certain corporate events affecting the underlying stock, there may be other corporate events for which the calculation agent is not required to make any adjustments. If an event occurs that does not require the calculation agent to adjust the amount of the underlying stock for the RevCons payable at maturity, the market price of the RevCons may be materially and adversely affected.

▪

The U.S. federal income tax consequences of an investment in the RevCons are uncertain. There is no direct legal authority as to the proper treatment of the RevCons for U.S. federal income tax purposes, and our counsel has not rendered an opinion as to their proper tax treatment.

Please read the discussion under “Fact Sheet—General Information—Tax Considerations” in this pricing supplement and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the RevCons. If the IRS were successful in asserting an alternative treatment for the RevCons, the timing and character of income on the RevCons might differ significantly from the tax treatment described in the Tax Disclosure Sections. We do not plan to request a ruling from the IRS regarding the tax treatment of the RevCons, and the IRS or a court may not agree with the tax treatment described in this pricing supplement and the accompanying prospectus supplement. On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not entirely clear whether the RevCons would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the RevCons, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the RevCons are the character and timing of income or loss (including whether the put premium should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Non-U.S. holders should note that we currently do not intend to withhold on any payments made with respect to the RevCons to non-U.S. holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding). However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the RevCons to non-U.S. holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and non-U.S. holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the RevCons, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Other Risk Factors

▪

The RevCons will not be listed and secondary trading may be limited. The RevCons will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the RevCons. Barclays Capital Inc. and other affiliates of Barclays Bank PLC may, but is not obligated to, make a market in the RevCons. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the RevCons easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the RevCons, the price at which you may be able to trade your RevCons is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC is willing to transact. If, at any time, Barclays Capital Inc. and other affiliates of Barclays Bank PLC were not to make a market in the RevCons, it is likely that there would be no secondary market for the RevCons. Accordingly, you should be willing to hold your RevCons to maturity.

November 2009	Page 9

RevConsSM
Based on the Common Stock of General Electric Company due May 12, 2010

▪

No affiliation with the issuer of the underlying stock. The issuer of the underlying stock is not an affiliate of the issuer of the RevCons, is not involved with this offering in any way, nor has any obligation to consider the interests of investors in taking any corporate actions that might affect the value of the RevCons. The issuer has not made any due diligence inquiry with respect to the issuer of underlying stock in connection with this offering.

▪

Economic interests of the calculation agent and other affiliates of the issuer may be adverse to the investors. The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the RevCons. As calculation agent, Barclays Bank PLC will determine whether the closing price of the underlying stock decreases to or below the relevant trigger price during the term of the RevCons and whether the closing price of the underlying stock on the determination date is less than the initial share price. Determinations made by Barclays Bank PLC, in its capacity as calculation agent, may adversely affect the payout to you at maturity.

▪

Hedging and trading activity by the calculation agent and its affiliates could adversely affect the value of the RevCons. The hedging or trading activities of Barclays Bank PLC and other affiliates of ours on or prior to the pricing date and during the term of the RevCons could adversely affect the price of the underlying stock on the pricing date and at maturity and, as a result, could decrease the amount you may receive on the RevCons at maturity. Any of these hedging or trading activities on or prior to the pricing date in respect of the RevCons could potentially affect the price of the underlying stock for the RevCons and, accordingly, potentially increase the initial share price used to calculate the trigger price and, therefore, potentially increase the trigger price relative to the price of the underlying stock absent such hedging or trading activity. Additionally, such hedging or trading activities during the term of the RevCons could potentially affect whether the closing price of the underlying stock decreases to or below the trigger price and, therefore, whether or not you will receive the stated principal amount of the RevCons or shares of the underlying stock (or the cash value thereof) at maturity. Furthermore, if the closing price of the underlying stock has decreased to or below the trigger price such that you could receive shares of the underlying stock at maturity, or at our option, the cash value of those shares, the issuer’s trading activities prior to or at maturity could adversely affect the value of those shares of the underlying stock.

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The RevCons are subject to the credit risk of Barclays Bank PLC, and its credit ratings and credit spreads may adversely affect the market value of the RevCons. Investors are dependent on Barclays Bank PLC’s ability to pay all amounts due on the RevCons on interest payment dates and at maturity, and therefore investors are subject to the credit risk of Barclays Bank PLC and to changes in the market’s view of Barclays Bank PLC’s creditworthiness. Any decline in Barclays Bank PLC’s credit ratings or increase in the credit spreads charged by the market for taking Barclays Bank PLC credit risk is likely to adversely affect the market value of the RevCons.

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Barclays Bank PLC may engage in business with or involving the issuer of the underlying stock without regard to your interests. The issuer or its affiliates may presently or from time to time engage in business with the issuer of the underlying stock without regard to your interests, and thus may acquire non-public information about the issuer of the underlying stock. Neither the issuer nor any of its affiliates undertakes to disclose any such information to you. In addition, the issuer or its affiliates from time to time have published and in the future may publish research reports with respect to the issuer of the underlying stock, which may or may not recommend that investors buy or hold the underlying stock.

For further discussion of these and other risks you should read the section entitled “Risk Factors” beginning on S-5 of the prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the RevCons.

November 2009	Page 10

RevConsSM
Based on the Common Stock of General Electric Company due May 12, 2010

Price Event Acceleration

In addition to the circumstances, described in “Reference Asset—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset—Additional Adjustment Events” in the accompanying prospectus supplement, under which the maturity date of the notes may be accelerated, if the closing price of the underlying stock for the RevCons (as adjusted for certain corporate events) on any two consecutive trading days is less than $2.00, the calculation agent may accelerate the maturity date to the third business day (the “date of acceleration”) immediately following the second consecutive trading day on which the underlying stock trades below $2.00 (such day, the “acceleration trigger day”). Upon such acceleration, with respect to the stated principal amount of each RevCons, we will deliver to DTC, as holder of the RevCons, on the date of acceleration:

▪

a number of shares of the underlying stock equal to the exchange ratio multiplied by the exchange factor, as of such date of acceleration, or at our sole option, the cash value of those underlying shares as of such date of acceleration; and

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accrued but unpaid coupon to but excluding the date of acceleration plus an amount of cash, as determined by the Calculation Agent, equal to the sum of the present values of the remaining scheduled payments of coupon on the RevCons (excluding any portion of such payments of coupon accrued to the date of acceleration) discounted to the date of acceleration based on the comparable yield that we would pay on a non-interest bearing, senior unsecured debt obligation having a maturity equal to the term of each such remaining scheduled payment.

We expect such shares (if any) and cash will be distributed to investors on the date of acceleration in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

Investors will not be entitled to receive the return of the stated principal amount of each RevCons upon a price event acceleration.

November 2009	Page 11

RevConsSM
Based on the Common Stock of General Electric Company due May 12, 2010

Information about the Underlying Stock

The underlying stock is registered under the Securities Exchange Act of 1934, as amended. Information provided to or filed with the Securities and Exchange Commission by the issuer of the underlying stock pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number detailed below through the Securities and Exchange Commission’s website at http://www.sec.gov. In addition, information regarding the issuer of the underlying stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. See the section called “Reference Assets-Equity Securities-Reference Asset Issuer and Reference Asset Information” in the prospectus supplement.

This pricing supplement relates only to the RevCons offered hereby and does not relate to any other underlying stock or other securities of any issuer of underlying stock. The issuer has derived all disclosures contained in this pricing supplement regarding the issuer of underlying stock from the publicly available documents described in the preceding paragraph. In connection with the offering of the RevCons, neither the issuer nor the selected dealer has participated in the preparation of such documents or made any due diligence inquiry with respect to the issuer of underlying stock. Neither the issuer nor the selected dealer makes any representation that such publicly available documents or any other publicly available information regarding any issuer of underlying stock is accurate or complete.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying stock.

General Electric Company

According to publicly available information, General Electric Company (“GE”) is a diversified technology, media, and financial services corporation, with products and services ranging from aircraft engines, power generation, water processing, and security technology to medical imaging, business and consumer financing, media content and industrial products. GE serves customers in more than 100 countries and employs more than 300,000 people worldwide.

GE’s operating segments include Infrastructure, Commercial Finance, GE Money, Healthcare, NBC Universal and Industrial.

GE’s executive offices are located at 3135 Easton Turnpike, Fairfield, CT 06828-0001.

GE’s SEC file number is: 001-00035.

November 2009	Page 12

RevConsSM
Based on the Common Stock of General Electric Company due May 12, 2010

Historical Information

The following table sets forth the published high and low closing prices for the underlying stock for 2006, 2007, 2008 and 2009 through November 6, 2009. The associated graph shows the closing price for the underlying stock for each day in the same period. The issuer obtained the prices and other information below from Bloomberg Financial Markets, L.P., without independent verification. You should not take the historical prices of the underlying stock as an indication of future performance.

General Electric Company
(CUSIP 369604103)	High	Low	Dividends
2006
First Quarter	$35.48	$32.31	0.25
Second Quarter	$35.16	$32.88	0.25
Third Quarter	$35.48	$32.11	0.25
Fourth Quarter	$38.15	$34.71	0.28
2007
First Quarter	$38.11	$34.09	0.28
Second Quarter	$39.29	$34.76	0.28
Third Quarter	$41.77	$36.90	0.28
Fourth Quarter	$42.12	$36.25	0.31
2008
First Quarter	$37.49	$31.70	0.31
Second Quarter	$38.43	$26.26	0.31
Third Quarter	$29.95	$23.10	0.31
Fourth Quarter	$24.50	$12.84	0.31
2009
First Quarter	$17.07	$6.66	0.31
Second Quarter	$14.53	$10.17	0.10
Third Quarter	$17.01	$10.71	0.10
Fourth Quarter (through November 6, 2009)	$16.84	$14.19	-

We make no representation as to the amount of dividends, if any, that General Electric Company may pay in the future. In any event, as an investor in the RevCons, you will not be entitled to receive dividends, if any, that may be payable on the stock of General Electric Company.

General Electric Company Historical Performance
January 1, 2006 to November 6, 2009

45

40

35

30

25

20

15

10

5

0

Past performance is not indicative of future results.

November 2009	Page 13

RevConsSM
Based on the Common Stock of General Electric Company due May 12, 2010

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. (the “Agent”) and Morgan Stanley Smith Barney LLC (the “Selected Dealer”), together, the “Agents” and the Agents have agreed to purchase from us, the principal amount of the RevCons, and at the price, specified on the cover of the pricing supplement, the document that has been filed pursuant to Rule 424(b) containing the final pricing terms of the RevCons. The Agents will commit to take and pay for all of the RevCons, if any are taken.

November 2009	Page 14